Exhibit 4.25

ORACLE CLOUD SERVICES AGREEMENT

This Oracle Cloud Services Agreement (this “Agreement”) is between Oracle India Pvt Ltd (“Oracle”) and the individual or entity that has executed this Agreement as identified in the signature block below (“You”). This Agreement sets forth the terms and conditions that govern orders placed by You for Services under this Agreement.

1.	AGREEMENT DEFINITIONS

1.1.	“Ancillary Program” means any software agent or tool owned or licensed by Oracle that Oracle makes available to You for download as part of the Cloud Services for purposes of facilitating Your access to, operation of, and/or use with, the Services Environment. The term “Ancillary Program” does not include Separately Licensed Third Party Technology.

1.2.	“Auto Renew” or “Auto Renewal” is the process by which the Services Period of certain Cloud Services under an order is automatically extended for an additional Services Period unless such Services are otherwise terminated in accordance with the terms of the order or this Agreement. The Service Specifications incorporated into Your order define which Cloud Services are eligible for Auto Renewal as well as any terms applicable to any such renewal.

1.3.	“Cloud Services” means, collectively, the Oracle cloud services (e.g., Oracle software as a service offerings and related Oracle Programs) listed in Your order and defined in the Service Specifications. The term “Cloud Services” does not include Professional Services.

1.4.	“Data Center Region” refers to the geographic region in which the Services Environment is physically located. The Data Center Region applicable to the Cloud Services is set forth in Your order.

1.5.	“Oracle Programs” refers to the software products owned or licensed by Oracle to which Oracle grants You access as part of the Cloud Services, including Program Documentation, and any program updates provided as part of the Cloud Services. The term “Oracle Programs” does not include Separately Licensed Third Party Technology.

1.6.	“Professional Services” means, collectively, the consulting and other professional services which You have ordered. Professional Services include any deliverables described in Your order and delivered by Oracle to You under the order. The term “Professional Services” does not include Cloud Services.

1.7.	“Program Documentation” refers to the user manuals referenced within the Service Specifications for Cloud Services, as well as any help windows and readme files for the Oracle Programs that are accessible from within the Services. The Program Documentation describes technical and functional aspects of the Oracle Programs. For Oracle Infrastructure-as-a-Service (IaaS) Cloud Services, “Program Documentation” includes documentation, help windows and readme files for the IaaS hardware products. You may access the documentation online at http://oracle.com/contracts or such other address specified by Oracle.

1.8.	“Separate Terms” refers to separate license terms between You and a third party licensor that are specified in the Program Documentation, Service Specifications, readme or notice files and that apply to Separately Licensed Third Party Technology.

1.9.	“Separately Licensed Third Party Technology” refers to third party technology that is licensed under Separate Terms and not under the terms of this Agreement.

1.10.	“Services” means, collectively, both the Cloud Services and Professional Services that You have ordered.

1.11.	“Services Environment” refers to the combination of hardware and software components owned, licensed or managed by Oracle to which Oracle grants You and Your Users access as part of the Cloud Services which You have ordered. As applicable and subject to the terms of this Agreement and Your order, Oracle Programs, Third Party Content, Your Content and Your Applications may be hosted in the Services Environment.

1.12.	“Service Specifications” means the descriptions on www.oracle.com/contracts, or such other address specified by Oracle, that are applicable to the Services under Your order, including any Program Documentation, hosting, support and security policies (for example, Oracle Cloud Hosting and Delivery Policies ), and other descriptions referenced or incorporated in such descriptions or Your order.

1.13.	“Services Period” refers to the period of time for which You have ordered Cloud Services as specified in Your order.

1.14.	“Third Party Content” means all text, files, images, graphics, illustrations, information, data, audio, video, photographs and other content and material, in any format, that are obtained or derived from third party sources outside of Oracle and made available to You through, within, or in conjunction with Your use of, the Cloud Services. Examples of Third Party Content include data feeds from social network services, rss feeds from blog posts, and data libraries and dictionaries. Third Party Content does not include Separately Licensed Third Party Technology.

1.15.	“Users” means those employees, contractors, and end users, as applicable, authorized by You or on Your behalf to use the Cloud Services in accordance with this Agreement and Your order. For Cloud Services that are specifically designed to allow Your customers, suppliers or other third parties to access the Cloud Services to interact with You, such third parties will be considered “Users” subject to the terms of this Agreement and Your order.

1.16.	“You” and “Your” refers to the individual or entity that has executed this Agreement.

1.17.	“Your Applications” means all software programs, including any source code for such programs, that You or Your Users provide and load onto, or create using, any Oracle “platform-as-a-service” or “infrastructure-as-a-service” Cloud Services. Services under this Agreement, including Oracle Programs and Services Environments, Oracle intellectual property, and all derivative works thereof, do not fall within the meaning of the term “Your Applications”.

1.18.	“Your Content” means all text, files, images, graphics, illustrations, information, data (including Personal Data as that term is defined in the Data Processing Agreement for Oracle Cloud Services described in Section 11.2 below), audio, video, photographs and other content and material (other than Your Applications), in any format, provided by You or Your Users that reside in, or run on or through, the Services Environment.

2.	TERM OF AGREEMENT

Unless this Agreement is terminated earlier as described below, You may place orders governed by this Agreement for a period of five years from the effective date of this Agreement (indicated below in Section 25). This Agreement will continue to govern any order for the duration of the Services Period of such order.

3.	RIGHTS GRANTED

3.1	For the duration of the Services Period and subject to Your payment obligations, and except as otherwise set forth in this Agreement or Your order, You have the non-exclusive, non-assignable, royalty free, worldwide limited right to access and use the Services that You ordered, including anything developed by Oracle and delivered to You as part of the Services, solely for Your internal business operations and subject to the terms of this Agreement and Your order, including the Service Specifications. You may allow Your Users to use the Services for this purpose and You are responsible for Your Users’ compliance with this Agreement and the order.

3.2	You do not acquire under this Agreement any right or license to use the Services, including the Oracle Programs and Services Environment, in excess of the scope and/or duration of the Services stated in Your order. Upon the end of the Services ordered, Your right to access and use the Services will terminate.

3.3	To enable Oracle to provide You and Your Users with the Services, You grant Oracle the right to use, process and transmit, in accordance with this Agreement and Your order, Your Content and Your Applications for the duration of the Services Period plus any additional post-termination period during which Oracle provides You with access to retrieve an export file of Your Content and Your Applications. If Your Applications include third party programs, You acknowledge that Oracle may allow providers of those third party programs to access the Services Environment, including Your Content and Your Applications, as required for the interoperation of such third party programs with the Services. Oracle will not be responsible for any use, disclosure, modification or deletion of Your Content or Your Applications resulting from any such access by third party program providers or for the interoperability of such third party programs with the Services.

3.4	Except as otherwise expressly set forth in Your order for certain Cloud Services offerings (e.g., a private cloud hosted at Your facility), You acknowledge that Oracle has no delivery obligation for Oracle Programs and will not ship copies of such programs to You as part of the Services.

3.5	The Services may contain or require the use of Separately Licensed Third Party Technology. You are responsible for complying with the Separate Terms specified by Oracle that govern Your use of Separately Licensed Third Party Technology. Oracle may provide certain notices to You in the Service Specifications, Program Documentation, readme or notice files in connection with such Separately Licensed Third Party Technology. The third party owner, author or provider of such Separately Licensed Third Party Technology retains all ownership and intellectual property rights in and to such Separately Licensed Third Party Technology.

3.6	As part of certain Cloud Services offerings, Oracle may provide You with access to Third Party Content within the Services Environment. The type and scope of any Third Party Content is defined in the Service Specifications applicable to Your order. The third party owner, author or provider of such Third Party Content retains all ownership and intellectual property rights in and to that content, and Your rights to use such Third Party Content are subject to, and governed by, the terms applicable to such content as specified by such third party owner, author or provider.

4.	OWNERSHIP AND RESTRICTIONS

4.1.	You retain all ownership and intellectual property rights in and to Your Content and Your Applications. Oracle or its licensors retain all ownership and intellectual property rights to the Services, including Oracle Programs and Ancillary Programs, and derivative works thereof, and to anything developed or delivered by or on behalf of Oracle under this Agreement.

4.2.	You may not, and may not cause or permit others to:

a)	remove or modify any program markings or any notice of Oracle’s or its licensors’ proprietary rights;

b)	make the programs or materials resulting from the Services (excluding Your Content and Your Applications) available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific Services You have acquired);

c)	modify, make derivative works of, disassemble, decompile, reverse engineer, reproduce, distribute, republish or download any part of the Services (the foregoing prohibitions include but are not limited to review of data structures or similar materials produced by programs), or access or use the Services in order to build or support, and/or assist a third party in building or supporting, products or Services competitive to Oracle;

d)	perform or disclose any benchmark or performance tests of the Services, including the Oracle Programs;

e)	perform or disclose any of the following security testing of the Services Environment or associated infrastructure : network discovery, port and service identification, vulnerability scanning, password cracking, remote access testing, or penetration testing; and

f)	license, sell, rent, lease, transfer, assign, distribute, host, outsource, permit timesharing or service bureau use, or otherwise commercially exploit or make available the Services, Oracle Programs, Ancillary Programs, Services Environments or Oracle materials to any third party, other than as expressly permitted under the terms of the applicable order.

5.	SERVICE SPECIFICATIONS

5.1	The Services are subject to and governed by Service Specifications applicable to Your order. Service Specifications may define provisioning and management processes applicable to the Services (such as capacity planning), types and quantities of system resources (such as storage allotments), functional and technical aspects of the Oracle Programs, as well as any Services deliverables. You acknowledge that use of the Services in a manner not consistent with the Service Specifications may adversely affect Services performance and/or may result in additional fees. If the Services permit You to exceed the ordered quantity (e.g., soft limits on counts for Users, sessions, storage, etc.), then You are responsible for promptly purchasing additional quantity to account for Your excess usage. For any month that You do not promptly purchase such additional quantity, Oracle may require You to pay, in addition to the fees for the additional quantity, an excess usage fee for those Services equivalent to 10% of the fees for the additional quantity in the month in which such excess usage occurred.

5.2	Oracle may make changes or updates to the Services (such as infrastructure, security, technical configurations, application features, etc.) during the Services Period, including to reflect changes in technology, industry practices, patterns of system use, and availability of Third Party Content. The Service Specifications are subject to change at Oracle’s discretion; however, Oracle changes to the Service Specifications will not result in a material reduction in the level of performance or availability of the applicable Services provided to You for the duration of the Services Period.

5.3	Your order will specify the Data Center Region in which Your Services Environment will reside. As described in the Service Specifications and to the extent applicable to the Cloud Services that You have ordered, Oracle will provide production, test, and backup environments in the Data Center Region stated in Your order. Oracle and its affiliates may perform certain aspects of Cloud Services, such as service administration and support, as well as other Services (including Professional Services and disaster recovery), from locations and/or through use of subcontractors, worldwide.

6.	USE OF THE SERVICES

6.1	You are responsible for identifying and authenticating all Users, for approving access by such Users to the Services, for controlling against unauthorized access by Users, and for maintaining the confidentiality of usernames, passwords and account information. By federating or otherwise associating Your and Your Users’ usernames, passwords and accounts with Oracle, You accept responsibility for the confidentiality and timely and proper termination of user records in Your local (intranet) identity infrastructure or on Your local computers. Oracle is not responsible for any harm caused by Your Users, including individuals who were not authorized to have access to the Services but who were able to gain access because usernames, passwords or accounts were not terminated on a timely basis in Your local identity management infrastructure or Your local computers. You are responsible for all activities that occur under Your and Your Users’ usernames, passwords or accounts or as a result of Your or Your Users’ access to the Services, and agree to notify Oracle immediately of any unauthorized use. You agree to make every reasonable effort to prevent unauthorized third parties from accessing the Services.

6.2	You agree not to use or permit use of the Services, including by uploading, emailing, posting, publishing or otherwise transmitting any material, including Your Content, Your Applications and Third Party Content, for any purpose that may (a) menace or harass any person or cause damage or injury to any person or property, (b) involve the publication of any material that is false, defamatory, harassing or obscene, (c) violate privacy rights or promote bigotry, racism, hatred or harm, (d) constitute unsolicited bulk e-mail, “junk mail”, “spam” or chain letters; (e) constitute an infringement of intellectual property or other proprietary rights, or (f) otherwise violate applicable laws, ordinances or regulations. In addition to any other rights afforded to Oracle under this Agreement, Oracle reserves the right, but has no obligation, to take remedial action if any material violates the restrictions in the foregoing sentence (the “Acceptable Use Policy”), including the removal or disablement of access to such material. Oracle shall have no liability to You in the event that Oracle takes such action. You shall have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness and ownership of all of Your Content and Your Applications. You agree to defend and indemnify Oracle against any claim arising out of a violation of Your obligations under this section.

6.3	You are required to accept all patches, bug fixes, updates, maintenance and service packs (collectively, “Patches”) necessary for the proper function and security of the Services, including for the Oracle Programs, as such Patches are generally released by Oracle as described in the Service Specifications. Oracle is not responsible for performance or security issues encountered with the Cloud Services that result from Your failure to accept the application of Patches that are necessary for the proper function and security of the Services. Except for emergency or security related maintenance activities, Oracle will coordinate with You the scheduling of application of Patches, where possible, based on Oracle’s next available standard maintenance window.

7.	TRIAL USE AND PILOT CLOUD SERVICES

7.1.	Oracle may make available certain Cloud Services for trial, non-production purposes. Cloud Services for trial purposes must be ordered under a separate agreement. Cloud Services acquired for trial purposes are provided on an “as is” and “as available” basis and may not be used with production data that has not been masked, anonymized or otherwise rendered unreadable. Oracle does not provide technical or other support or offer any warranties for such Services.

7.2.	Oracle may make available “conference room pilots” for certain Cloud Services under a separate agreement. Conference room pilots ordered by You are described in Your order and are provided solely for You to evaluate and test the Cloud Services for Your internal business purposes. Conference room pilots are provided by Oracle on an “as is” and “as available” basis, and Oracle does not provide technical or other support or offer any warranties for such Services. You may not include any production data in Your conference room pilot Services Environment that has not been masked, anonymized or otherwise rendered unreadable. You may be required to order certain Professional Services as a prerequisite to an order for a conference room pilot.

7.3.	Oracle may make available “production pilots” for certain Cloud Services under this Agreement. Production pilots ordered by You are described in the Service Specifications applicable to Your order, and are provided solely for You to evaluate and test Cloud Services for Your internal business purposes. You may be required to order certain Professional Services as a prerequisite to an order for a production pilot.

8.	FEES AND TAXES

8.1	All fees payable to Oracle are due within 15 days from the invoice date. Once placed, Your order is non-cancelable and the sums paid nonrefundable, except as provided in this Agreement or Your order. You will pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the Services You ordered, except for taxes based on Oracle’s income. Also, You will reimburse Oracle for reasonable expenses related to providing any Professional Services. Fees for Services listed in an order are exclusive of taxes and expenses.

8.2	You understand that You may receive multiple invoices for the Services You ordered. Invoices will be submitted to You pursuant to Oracle’s Invoicing Standards Policy, which may be accessed at http://oracle.com/contracts.

8.3	You agree and acknowledge that You have not relied on the future availability of any Services, programs or updates in entering into the payment obligations in Your order; however, the preceding does not relieve Oracle of its obligation during the Services Period to deliver Services that You have ordered per the terms of this Agreement.

9.	SERVICES PERIOD; END OF SERVICES

9.1	Services provided under this Agreement shall be provided for the Services Period defined in Your order, unless earlier suspended or terminated in accordance with this Agreement or the order. If stated in the Service Specifications, certain Cloud Services that are ordered will Auto Renew for additional Services Periods unless (i) You provide Oracle with written notice no later than thirty (30) days prior to the end of the applicable Services Period of Your intention not to renew such Cloud Services, or (ii) Oracle provides You with written notice no later than ninety (90) days prior to the end of the applicable Services Period of its intention not to renew such Cloud Services.

9.2	Upon the end of the Services, You no longer have rights to access or use the Services, including the associated Oracle Programs and Services Environments; however, at Your request, and for a period of up to 60 days after the end of the applicable Services Period, Oracle will make available Your Content and Your Applications then in the Services Environment for the purpose of retrieval by You. At the end of such 60 day period, and except as may be required by law, Oracle will delete or otherwise render inaccessible any of Your Content and Your Applications that remain in the Services Environment.

9.3	Oracle may temporarily suspend Your password, account, and access to or use of the Services if You or Your Users violate any provision within the ‘Rights Granted’, ‘Ownership and Restrictions’, ‘Fees and Taxes’, ‘Use of the Services’, or ‘Export’ sections of this Agreement, or if in Oracle’s reasonable judgment, the Services or any component thereof are about to suffer a significant threat to security or functionality. Oracle will provide advance notice to You of any such suspension in Oracle’s reasonable discretion based on the nature of the circumstances giving rise to the suspension. Oracle will use reasonable efforts to re-establish the affected Services promptly after Oracle determines, in its reasonable discretion, that the situation giving rise to the suspension has been cured; however, during any suspension period, Oracle will make available to You Your Content and Your Applications as existing in the Services Environment on the date of suspension. Oracle may terminate the Services under an order if any of the foregoing causes of suspension is not cured within 30 days after Oracle’s initial notice thereof. Any suspension or termination by Oracle under this paragraph shall not excuse You from Your obligation to make payment(s) under this Agreement.

9.4	If either of us breaches a material term of this Agreement and fails to correct the breach within 30 days of written specification of the breach, then the breaching party is in default and the non-breaching party may terminate the order under which the breach occurred. If Oracle terminates the order as specified in the preceding sentence, You must pay within 30 days all amounts that have accrued prior to such termination, as well as all sums remaining unpaid for the Services under such order plus related taxes and expenses. Except for nonpayment of fees, the nonbreaching party may agree in its sole discretion to extend the 30 day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if You are in default under this Agreement, You may not use those Services ordered.

9.5	If You have used an Oracle Financing Division contract to pay for the fees due under an order and You are in default under that contract, You may not use the Services that are subject to such contract.

9.6	Provisions that survive termination or expiration of this Agreement are those relating to limitation of liability, indemnification, payment and others which by their nature are intended to survive.

10.	NONDISCLOSURE

10.1.	By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). We each agree to disclose only information that is required for the performance of obligations under this Agreement. Confidential information shall be limited to the terms and pricing under this Agreement, Your Content and Your Applications residing in the Services Environment, and all information clearly identified as confidential at the time of disclosure.

10.2.	A party’s Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

10.3.	We each agree not to disclose each other’s Confidential Information to any third party other than as set forth in the following sentence for a period of three years from the date of the disclosing party’s disclosure of the Confidential Information to the receiving party; however, Oracle will hold Your Confidential Information that resides within the Services Environment in confidence for as long as such information resides in the Services Environment. We each may disclose Confidential Information only to those employees, agents or subcontractors who are required to protect it against unauthorized disclosure in a manner no less protective than required under this Agreement. Oracle will protect the confidentiality of Your Content or Your Applications residing in the Services Environment in accordance with the Oracle security practices defined as part of the Service Specifications applicable to Your order. In addition, Your Personal Data will be treated in accordance with the terms of Section 11 below. Nothing shall prevent either party from disclosing the terms or pricing under this Agreement or orders placed under this Agreement in any legal proceeding arising from or in connection with this Agreement or from disclosing the Confidential Information to a governmental entity as required by law.

11.	DATA PROTECTION

11.1.	In performing the Services, Oracle will comply with the Oracle Services Privacy Policy, which is available at http://www.oracle.com/html/Services-privacy-policy.html and incorporated herein by reference. The Oracle Services Privacy Policy is subject to change at Oracle’s discretion; however, Oracle policy changes will not result in a material reduction in the level of protection provided for Your Personal Data provided as part of Your Content during the Services Period of Your order.

11.2.	Oracle’s Data Processing Agreement for Oracle Cloud Services (the “Data Processing Agreement”), which is available at http://www.oracle.com/dataprocessingagreement and incorporated herein by reference, describes the parties’ respective roles for the processing and control of Personal Data that You provide to Oracle as part of the Cloud Services. Oracle will act as a data processor, and will act on Your instruction concerning the treatment of Your Personal Data residing in the Services Environment, as specified in this Agreement, the Data Processing Agreement and the applicable order. You agree to provide any notices and obtain any consents related to Your use of the Services and Oracle’s provision of the Services, including those related to the collection, use, processing, transfer and disclosure of Personal Data.

11.3.	The Service Specifications applicable to Your order define the administrative, physical, technical and other safeguards applied to Your Content residing in the Services Environment, and describe other aspects of system management applicable to the Services. You are responsible for any security vulnerabilities, and the consequences of such vulnerabilities, arising from Your Content and Your Applications, including any viruses, Trojan horses, worms or other programming routines contained in Your Content or Your Applications that could limit or harm the functionality of a computer or that could damage, intercept or expropriate data.

11.4.	You may not provide Oracle access to health, payment card or similarly sensitive personal information that imposes specific data security obligations for the processing of such data unless specified in Your order. If available, You may purchase services from Oracle (e.g., Oracle Payment Card Industry Compliance Services, Oracle HIPAA Security Services, Oracle Federal Security Services, etc.) designed to address particular data protection requirements applicable to Your business or Your Content.

12.	WARRANTIES, DISCLAIMERS AND EXCLUSIVE REMEDIES

12.1.	Oracle warrants that it will perform (i) Cloud Services in all material respects as described in the Service Specifications, and (ii) Professional Services in a professional manner in accordance with the Service Specifications. If the Services provided to You were not performed as warranted, You must promptly provide written notice to Oracle that describes the deficiency in the Services (including, as applicable, the service request number notifying Oracle of the deficiency in the Services).

12.2.	ORACLE DOES NOT GUARANTEE THAT (A) THE SERVICES WILL BE PERFORMED ERROR-FREE OR UNINTERRUPTED, OR THAT ORACLE WILL CORRECT ALL SERVICES ERRORS, (B) THE SERVICES WILL OPERATE IN COMBINATION WITH YOUR CONTENT OR YOUR APPLICATIONS, OR WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEMS, SERVICES OR DATA NOT PROVIDED BY ORACLE, AND (C) THE SERVICES WILL MEET YOUR REQUIREMENTS, SPECIFICATIONS OR EXPECTATIONS. YOU ACKNOWLEDGE THAT ORACLE DOES NOT CONTROL THE TRANSFER OF DATA OVER COMMUNICATIONS FACILITIES, INCLUDING THE INTERNET, AND THAT THE SERVICES MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF SUCH COMMUNICATIONS FACILITIES. ORACLE IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS. ORACLE IS NOT RESPONSIBLE FOR ANY ISSUES RELATED TO THE PERFORMANCE, OPERATION OR SECURITY OF THE SERVICES THAT ARISE FROM YOUR CONTENT, YOUR APPLICATIONS OR THIRD PARTY CONTENT. ORACLE DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE RELIABILITY, ACCURACY, COMPLETENESS, CORRECTNESS, OR USEFULNESS OF THIRD PARTY CONTENT OR SERVICES, AND DISCLAIMS ALL LIABILITIES ARISING FROM OR RELATED TO THIRD PARTY CONTENT OR SERVICES.

12.3.	FOR ANY BREACH OF THE SERVICES WARRANTY, YOUR EXCLUSIVE REMEDY AND ORACLE’S ENTIRE LIABILITY SHALL BE THE CORRECTION OF THE DEFICIENT SERVICES THAT CAUSED THE BREACH OF WARRANTY, OR, IF ORACLE CANNOT SUBSTANTIALLY CORRECT THE DEFICIENCY IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE DEFICIENT SERVICES AND ORACLE WILL REFUND TO YOU THE FEES FOR THE TERMINATED SERVICES THAT YOU PRE-PAID TO ORACLE FOR THE PERIOD FOLLOWING THE EFFECTIVE DATE OF TERMINATION.

12.4.	TO THE EXTENT NOT PROHIBITED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS INCLUDING FOR SOFTWARE, HARDWARE, SYSTEMS, NETWORKS OR ENVIRONMENTS OR FOR MERCHANTABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE.

13.	LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE OR PROFITS (EXCLUDING FEES UNDER THIS AGREEMENT), DATA, OR DATA USE. ORACLE’S AGGREGATE LIABILITY FOR ALL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO THE TOTAL AMOUNTS ACTUALLY PAID TO ORACLE FOR THE SERVICES UNDER THE ORDER GIVING RISE TO THE LIABILITY IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY LESS ANY REFUNDS OR CREDITS RECEIVED BY YOU FROM ORACLE UNDER SUCH ORDER.

14.	INDEMNIFICATION

14.1.	Subject to the terms of this Section 14 (Indemnification), if a third party makes a claim against either You or Oracle (“Recipient” which may refer to You or Oracle depending upon which party received the Material), that any information, design, specification, instruction, software, service, data, hardware, or material (collectively, “Material”) furnished by either You or Oracle (“Provider” which may refer to You or Oracle depending on which party provided the Material) and used by the Recipient infringes the third party’s intellectual property rights, the Provider, at the Provider’s sole cost and expense, will defend the Recipient against the claim and indemnify the Recipient from the damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by the Provider, if the Recipient does the following:

a.	notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim (or sooner if required by applicable law);

b.	gives the Provider sole control of the defense and any settlement negotiations; and

c.	gives the Provider the information, authority and assistance the Provider needs to defend against or settle the claim.

14.2.	If the Provider believes or it is determined that any of the Material may have violated a third party’s intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require return of, the applicable Material and refund any unused, prepaid fees the Recipient may have paid to the other party for such Material. If such return materially affects Oracle’s ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order.

14.3.	The Provider will not indemnify the Recipient if the Recipient (a) alters the Material or uses it outside the scope of use identified in the Provider’s user or program documentation or Service Specifications, (b) uses a version of the Material which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was made available to the Recipient, or (c) continues to use the applicable Material after the end of the license to use that Material. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, service, data, hardware or material not furnished by the Provider. Oracle will not indemnify You for any portion of an infringement claim that is based upon the combination of any Material with any products or Services not provided by Oracle. Oracle will not indemnify You to the extent that an infringement claim is based on Third Party Content or any Material from a third party portal or other external source that is accessible to You within or from the Services (e.g., a social media post from a third party blog or forum, a third party Web page accessed via a hyperlink, etc.). Oracle will not indemnify You for infringement caused by Your actions against any third party if the Services as delivered to You and used in accordance with the terms of this Agreement would not otherwise infringe any third party intellectual property rights. Oracle will not indemnify You for any intellectual property infringement claim(s) known to You at the time Services rights are obtained.

14.4.	The term “Material” defined above does not include Separately Licensed Third Party Technology. Solely with respect to Separately Licensed Third Party Technology that is part of or is required to use the Cloud Services and that is used: (a) in unmodified form; (b) as part of or as required to use the Cloud Services; and (c) in accordance with the usage grant for the relevant Cloud Services and all other terms and conditions of this Agreement, Oracle will indemnify You for infringement claims for Separately Licensed Third Party Technology to the same extent as Oracle is required to provide infringement indemnification for Materials under the terms of the Agreement.

14.5.	This Section 14 provides the parties’ exclusive remedy for any infringement claims or damages.

15.	THIRD PARTY WEB SITES, CONTENT, PRODUCTS AND SERVICES

15.1.	The Services may enable You to link to, transmit Your Content to, or otherwise access, other Web sites, content, products, services, and information of third parties. Oracle does not control and is not responsible for such Web sites or any such content, products, services and information accessible from or provided through the Services, and You bear all risks associated with access to and use of such Web sites and third party content, products, services and information.

15.2.	Any Third Party Content made accessible by Oracle in or through the Services Environment is provided on an “as-is” and “as available” basis without any warranty of any kind. Third Party Content may be indecent, offensive, inaccurate, infringing or otherwise objectionable or unlawful, and You acknowledge that Oracle is not responsible for and under no obligation to control, monitor or correct Third Party Content; however, Oracle reserves the right to take remedial action if any such content violates applicable restrictions under Section 6.2 of this Agreement, including the removal of, or disablement of access to, such content.

15.3.	You acknowledge that: (i) the nature, type, quality and availability of Third Party Content may change at any time during the Services Period, and (ii) features of the Services that interoperate with third parties such as Facebook™, YouTube™ and Twitter™, etc. (each, a “Third Party Service”), depend on the continuing availability of such third parties’ respective application programming interfaces (APIs) for use with the Services. Oracle may update, change or modify the Services under this Agreement as a result of a change in, or unavailability of, such Third Party Content, Third Party Services or APIs. If any third party ceases to make its Third Party Content or APIs available on reasonable terms for the Services, as determined by Oracle in its sole discretion, Oracle may cease providing access to the affected Third Party Content or Third Party Services without any liability to You. Any changes to Third Party Content, Third Party Services or APIs, including their availability or unavailability, during the Services Period does not affect Your obligations under this Agreement or the applicable order, and You will not be entitled to any refund, credit or other compensation due to any such changes.

15.4.	Any Third Party Content that You store in Your Services Environment will count towards any storage or other allotments applicable to the Cloud Services that You ordered.

16.	SERVICES TOOLS AND ANCILLARY PROGRAMS

16.1.	Oracle may use tools, scripts, software, and utilities (collectively, the “Tools”) to monitor and administer the Services and to help resolve Your Oracle service requests. The Tools will not collect or store any of Your Content or Your Applications residing in the Services Environment, except as necessary to provide the Services or troubleshoot service requests or other problems in the Services. Information collected by the Tools (excluding Your Content and Your Applications) may also be used to assist in managing Oracle’s product and service portfolio, to help Oracle address deficiencies in its product and service offerings, and for license and Services management.

16.2.	As part of the Cloud Services, Oracle may provide You with on-line access to download certain Ancillary Programs for use with the Services. If Oracle does not specify separate terms for such Ancillary Programs, then, subject to Your payment obligations, You have the non-exclusive, non-assignable, royalty free, worldwide limited right to use such Ancillary Programs solely to facilitate Your access to, operation of, and/or use of the Services Environment, subject to the terms of this Agreement and Your order, including the Services Specifications. Your right to use such Ancillary Programs will terminate upon the earlier of Oracle’s notice (which may be through posting on https://support.oracle.com or such other URL designated by Oracle), the end of the Cloud Services associated with the Ancillary Programs, or the date on which the license to use the Ancillary Programs ends under the Separate Terms specified for such programs.

17.	SERVICE ANALYSES

Oracle may (i) compile statistical and other information related to the performance, operation and use of the Services, and (ii) use data from the Services Environment in aggregated form for security and operations management, to create statistical analyses, and for research and development purposes (clauses i and ii are collectively referred to as “Service Analyses”). Oracle may make Service Analyses publicly available; however, Service Analyses will not incorporate Your Content or Confidential Information in a form that could serve to identify You or any individual, and Service Analyses do not constitute Personal Data. Oracle retains all intellectual property rights in Service Analyses.

18.	EXPORT

18.1.	Export laws and regulations of the United States and any other relevant local export laws and regulations apply to the Services. You agree that such export laws govern Your use of the Services (including technical data) and any Services deliverables provided under this Agreement, and You agree to comply with all such export laws and regulations (including “deemed export” and “deemed re- export” regulations). You agree that no data, information, software programs and/or materials resulting from Services (or direct product thereof) will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

18.2.	You acknowledge that the Cloud Services are designed with capabilities for You and Your Users to access the Services Environment without regard to geographic location and to transfer or otherwise move Your Content and Your Applications between the Services Environment and other locations such as User workstations. You are solely responsible for the authorization and management of User accounts, as well as export control and geographic transfer of Your Content and Your Applications.

19.	FORCE MAJEURE

Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; pandemic; electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancelation of any export, import or other license); or other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 30 days, either of us may cancel unperformed Services and affected orders upon written notice. This Section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or Your obligation to pay for the Services.

20.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by the substantive and procedural laws of India and You and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in New Delhi in any dispute arising out of or relating to this Agreement.

21.	NOTICE

21.1.	Any notice required under this Agreement shall be provided to the other party in writing. If You have a dispute with Oracle or if You wish to provide a notice under the Indemnification Section of this Agreement, or if You become subject to insolvency or other similar legal proceedings, You will promptly send written notice to: Oracle India Pvt Ltd at DLF Building No. 8, Tower C, Ground Floor & 7th Floor, DLF Cyber City, DLF Phase - II, Gurgaon, Haryana - 122002, India, Attention: General Counsel, Legal Department.

21.2.	To request a termination of Services in accordance with this Agreement, You must submit a service request to Oracle at the address specified in Your order or the Service Specifications.

21.3.	Oracle may give notices applicable to Oracle’s Cloud Services customer base by means of a general notice on the Oracle portal for the Cloud Services, and notices specific to You by electronic mail to Your e-mail address on record in Oracle’s account information or by written communication sent by first class mail or pre-paid post to Your address on record in Oracle’s account information.

22.	ASSIGNMENT

You may not assign this Agreement or give or transfer the Services (including the Oracle Programs) or an interest in them to another individual or entity. If You grant a security interest in any portion of the Services, the secured party has no right to use or transfer the Services or any deliverables, and if You decide to finance Your acquisition of the Services, You will follow Oracle’s policies regarding financing which are at http://oracle.com/contracts. The foregoing shall not be construed to limit the rights You may otherwise have with respect to Separately Licensed Third Party Technology licensed under open source or similar license terms.

23.	OTHER

23.1.	Oracle is an independent contractor and we agree that no partnership, joint venture, or agency relationship exists between us. We each will be responsible for paying our own employees, including employment related taxes and insurance. You shall defend and indemnify Oracle against liability arising under any applicable laws, ordinances or regulations related to Your termination or modification of the employment of any of Your employees in connection with any Services under this Agreement. You understand that Oracle’s business partners and other third parties, including any third party firms retained by You to provide consulting or implementation services or applications that interact with the Cloud Services, are independent of Oracle and are not Oracle’s agents. Oracle is not liable for, bound by, or responsible for any problems with the Services arising due to, any acts of any such business partner or third party, unless the business partner or third party is providing Services as an Oracle subcontractor on an engagement ordered under this Agreement and, if so, then only to the same extent as Oracle would be responsible for Oracle resources under this Agreement.

23.2.	If any term of this Agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term shall be replaced with another term consistent with the purpose and intent of this Agreement.

23.3.	Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this Agreement may be brought by either party more than two years after the cause of action has accrued.

23.4.	Oracle Programs and Services are not designed for or specifically intended for use in nuclear facilities or other hazardous applications. You agree that it is Your responsibility to ensure safe use of Oracle Programs and Services in such applications.

23.5.	You shall obtain at Your sole expense any rights and consents from third parties necessary for Your Content, Your Applications, and Third Party Content, as well as other vendor’s products provided by You that You use with the Services, including such rights and consents as necessary for Oracle to perform the Services under this Agreement.

23.6.	You agree to provide Oracle with all information, access and full good faith cooperation reasonably necessary to enable Oracle to provide the Services and You will perform the actions identified in Your order as Your responsibilities.

23.7.	You remain solely responsible for Your regulatory compliance in connection with Your use of the Services. You are responsible for making Oracle aware of any technical requirements that result from Your regulatory obligations prior to entering into an order governed by this Agreement. Oracle will cooperate with Your efforts to determine whether use of the standard Oracle Services offering is consistent with those requirements. Additional fees may apply to any additional work performed by Oracle or changes to the Services.

23.8.	Oracle may audit Your use of the Services (e.g., through use of software tools) to assess whether Your use of the Services is in accordance with Your order and the terms of this Agreement. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably interfere with Your normal business operations. You agree to pay within 30 days of written notification any fees applicable to Your use of the Services in excess of Your rights. If You do not pay, Oracle can end Your Services and/or Your order. You agree that Oracle shall not be responsible for any of Your costs incurred in cooperating with the audit.

23.9.	The purchase of Cloud Services, Professional Services, or other service offerings, programs or products are all separate offers and separate from any other order. You understand that You may purchase Cloud Services, Professional Services, or other service offerings, programs or products independently of any other order. Your obligation to pay under any order is not contingent on performance of any other service offerings or delivery of programs or products.

24.	ENTIRE AGREEMENT

24.1.	You agree that this Agreement and the information which is incorporated into this Agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable order, is the complete agreement for the Services ordered by You and supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such Services.

24.2.	It is expressly agreed that the terms of this Agreement and any Oracle order shall supersede the terms in any purchase order, procurement internet portal, or other similar non-Oracle document and no terms included in any such purchase order, portal, or other non-Oracle document shall apply to the Services ordered. In the event of any inconsistencies between the terms of an order and the Agreement, the order shall take precedence; however, unless expressly stated otherwise in an order, the terms of the Data Processing Agreement shall take precedence over any inconsistent terms in an order. Except as otherwise permitted in Section 5 (Service Specifications), Section 11 (Data Protection) and Section 15 (Third Party Web Sites) with respect to the Services, this Agreement and orders hereunder may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of You and of Oracle. No third party beneficiary relationships are created by this Agreement.

25.	CLOUD SERVICES EFFECTIVE DATE

The Effective Date of this Cloud Services Agreement is 14th May 2014 (DATE TO BE COMPLETED BY ORACLE).

Company Name: MAKE MY TRIP(INDIA)PVT LTD		Oracle India Pvt Ltd

Authorized Signature:	/s/ Sanket Atal	Authorized Signature:	/s/ Atul Kanshik

Name:	Sanket Atal	Name:	Atul Kanshik

Title:	Chief Technology Officer	Title:	Director Finance

Signature Date:	13th May 2014	Signature Date:	14th May 2014

		Agreement No.:	IN-CSA-271023

[to be completed by Oracle]